UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2021

NUTANIX, INC.

(Exact name of registrant as specified in charter)

Delaware	001-37883	27-0989767
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1740 Technology Drive, Suite 150

San Jose, California 95110

(408) 216-8360

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.000025 par value	NTNX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On September 22, 2021, Nutanix, Inc. (the “Company”) consummated the previously announced privately negotiated exchanges and/or subscriptions with certain holders of its outstanding 0% Convertible Senior Notes due 2023 (the “2023 Notes”) and certain new investors pursuant to which the Company issued $575 million in aggregate principal amount of the Company’s 0.25% Convertible Senior Notes due 2027 (the “New Notes”) consisting of (a) approximately $477.3 million principal amount of New Notes in exchange for approximately $416.5 million principal amount of the 2023 Notes (the “Exchange Transactions”) and (b) approximately $97.7 million principal amount of New Notes for cash (the “Subscription Transactions” and together with the Exchange Transactions, the “Transactions”), in each case, pursuant to exemptions from registration under the Securities Act of 1933, as amended, and the rules and regulations thereunder. The Company also consummated the previously announced privately negotiated transactions with certain holders of the 2023 Notes pursuant to which the Company repurchased approximately $12.8 million principal amount of the 2023 Notes for cash (the “Note Repurchases”). Following the consummation of the Exchange Transactions and the Note Repurchases, approximately $145.7 million in aggregate principal amount of 2023 Notes remains outstanding with terms unchanged.

The Company did not receive any cash proceeds from the Exchange Transactions. In exchange for issuing the balance of the New Notes pursuant to the Exchange Transactions, the Company received and cancelled the 2023 Notes exchanged therefor. The Company estimates that net cash proceeds from the Subscription Transactions were approximately $88.4 million after deducting estimated offering expenses for the Transactions. The Company intends to use (i) approximately $14.7 million of the net cash proceeds from the Subscription Transactions for the Note Repurchases and (ii) approximately $58.5 million of the net cash proceeds from the Subscription Transactions for the Stock Repurchase (as defined below). The Company intends to use the remainder of the net proceeds from the Subscription Transactions for general corporate purposes.

Indenture

On September 22, 2021, the Company entered into an Indenture relating to the issuance of the New Notes (the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The New Notes bear interest from September 22, 2021 at a rate of 0.25% per year payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2022. The New Notes will mature on October 1, 2027, unless earlier redeemed or repurchased by the Company or converted pursuant to their terms. Upon conversion, the Company will be required to pay or deliver, as the case may be, cash, shares of the Company’s Class A common stock (“Common Stock”) or a combination of cash and shares of Common Stock, at the Company’s election.

The initial conversion rate of the New Notes is 17.3192 shares of Common Stock per $1,000 principal amount of New Notes (equivalent to an initial conversion price of approximately $57.74 per share). The conversion rate will be subject to adjustment upon the occurrence of certain specified events. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), the Company will, in certain circumstances, increase the conversion rate for a holder that elects to convert its New Notes in connection with such make-whole fundamental change.

Prior to the close of business on the business day immediately preceding July 1, 2027, the New Notes will be convertible only under the following circumstances: (1) during any fiscal quarter commencing after January 31, 2022, and only during such fiscal quarter, if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period in which, for each trading day of that period, the trading price per $1,000 principal amount of New Notes for such trading day was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such trading day; (3) if the Company calls the New Notes for redemption, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after July 1, 2027, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders of the New Notes may convert all or a portion of their New Notes regardless of the foregoing conditions.

The Company may not redeem the New Notes prior to October 5, 2024. On or after October 5, 2024, and prior to the 31st scheduled trading day immediately preceding the maturity date, the Company may redeem for cash all or any portion of the New Notes, at its option (subject to the partial redemption limitation (as defined below)), if the last reported sale price of the Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. If the Company elects to redeem fewer than all of the outstanding New Notes, at least $100.0 million aggregate principal amount of New Notes must be outstanding and not subject to redemption as of the relevant redemption date (the “partial redemption limitation”). No sinking fund is provided for the New Notes, which means that the Company is not required to redeem or retire the New Notes periodically.

If the Company undergoes a fundamental change (as defined in the Indenture) prior to the maturity date, holders may require the Company to repurchase all or a portion of the New Notes for cash at a price equal to 100% of the principal amount of the New Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The New Notes are the Company’s senior unsecured obligations and will rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the New Notes; equal in right of payment with the Company’s existing and future liabilities that are not so subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to any existing and future indebtedness and other liabilities (including trade payables) of the Company’s current or future subsidiaries.

The following events are considered “events of default” with respect to the New Notes, which may result in the acceleration of the maturity of the New Notes:

(1) the Company defaults in any payment of interest when the due and payable and the default continues for a period of 30 days;

(2) the Company defaults in the payment of principal of any New Note when due and payable at its stated maturity, upon redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) the Company fails to comply with its obligation to convert the New Notes in accordance with the Indenture upon exercise of a holder’s conversion right, and such failure continues for a period of three business days;

(4) the Company fails to give a fundamental change notice or notice of a specified corporate transaction when due with respect to the New Notes and such failure continues for a period of two business days;

(5) the Company fails to comply with its obligations under the Indenture with respect to any consolidation, merger or sale of assets of the Company;

(6) the Company fails to comply with any of its other agreements contained in the New Notes or the Indenture for a period of 60 days after written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the New Notes then outstanding has been received;

(7) the Company fails to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (as defined in the Indenture) in excess of $60.0 million principal amount, if such indebtedness is not discharged, or such acceleration is not annulled, for a period of 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by holders of 25% or more in aggregate principal amount of the New Notes then outstanding in accordance with the Indenture; and

(8) certain events of bankruptcy, insolvency or reorganization of the Company or any of its Significant Subsidiaries (as defined in the Indenture).

If such an event of default, other than an event of default described in clause (8) above with respect to the Company, occurs and is continuing, the Trustee by written notice to the Company, or the holders of at least 25% in aggregate principal amount of the then outstanding New Notes by notice to the Company and the Trustee may declare 100% of the principal of and accrued and unpaid interest, if any, on all the New Notes then outstanding to be due and payable. If an event of default described in clause (8) above occurs, 100% of the principal of and any accrued and unpaid interest on the New Notes then outstanding will automatically become due and payable.

The foregoing description is qualified in its entirety by reference to the text of the Indenture and the Form of 0.25% Convertible Senior Notes due 2027, which are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Bond Hedge and Warrant Unwind Transactions

On September 20, 2021, in connection with the Exchange Transactions and the Note Repurchases, the Company entered into agreements with certain financial institutions (the “Option Counterparties”) to terminate a portion of: (i) the convertible note hedge transactions the Company previously entered into with the Option Counterparties in connection with the issuance of the 2023 Notes in a notional amount corresponding to the principal amount of such 2023 Notes exchanged and repurchased and (ii) the warrant transactions the Company previously entered into with the Option Counterparties in connection with the issuance of the 2023 Notes with respect to a number of shares equal to the notional shares underlying such 2023 Notes exchanged and repurchased. In connection with such terminations, the Option Counterparties or their respective affiliates may sell shares of the Common Stock in secondary market transactions, or may unwind derivative transactions that may in turn result in secondary market sales of Common Stock concurrently with or shortly after the consummation of such terminations.

In connection with such terminations, the Company anticipates that it will receive net proceeds from the Option Counterparties, the amount of which cannot be determined at this time. The Company expects that any such proceeds will be used for general corporate purposes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01 Other Events.

Stock Repurchase

On September 22, 2021, the Company consummated the previously announced repurchase of approximately 1.4 million shares of the Common Stock at a price of $42.77 per share (the “Stock Repurchase”), which was equal to the closing price per share of the Common Stock on the date the Company entered into the definitive agreements for the Exchange Transactions, the Subscription Transactions and the Repurchase Transactions.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
4.1	Indenture, dated as of September 22, 2021, by and between Nutanix, Inc. and U.S. Bank National Association, as trustee.
4.2	Form of 0.25% Convertible Senior Note due 2027 (included in Exhibit 4.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTANIX, INC.

Date: September 23, 2021	By:	/s/ Duston M. Williams
Name: Duston M. Williams
Title: Chief Financial Officer